As filed with the U.S. Securities and Exchange Commission on August 12, 2026.

Registration No. 333-295870

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8 (No. 333-295870)

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Cerebras Systems Inc.

(Exact name of Registrant as specified in its charter)

Delaware	81-2256092
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

1237 E. Arques Avenue

Sunnyvale, California 94085

(650) 933-4980

(Address of principal executive offices) (Zip code)

Cerebras Systems Inc., 2016 Equity Incentive Plan

(Full titles of the plans)

Andrew D. Feldman

Chief Executive Officer and President

Cerebras Systems Inc.

31237 E. Arques Avenue

Sunnyvale, California 94085

(650) 933-4980

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Tad J. Freese Sarah B. Axtell Zuzanna V. Gruca Latham & Watkins LLP 801 Jefferson Avenue, Suite 300 Redwood City, California 94063 (650) 328-4600	Shirley X. Li Christopher Ing Cerebras Systems Inc. 1237 E. Arques Avenue Sunnyvale, California 94085 (650) 933-4980

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) to the Registration Statement on Form S-8 (File No. 333-295870) (the “Registration Statement”) is filed by Cerebras Systems Inc. (the “Registrant”) to deregister all of the shares of the Registrant’s Class A common stock, par value $0.00001 per share (the “Class A common stock”), previously registered but unsold under the Registration Statement and to terminate the Registration Statement. The Registrant previously filed the Registration Statement with the Securities and Exchange Commission on May 14, 2026, to register 6,808,018 shares of Class A common stock for resale, from time to time, by the selling stockholders under the Registration Statement.

The Registrant wishes to discontinue the effectiveness of the Registration Statement. This Post-Effective Amendment is being filed to deregister all shares of Class A common stock that were registered under the Registration Statement and remain unsold under and to terminate the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on this 12th day of August, 2026.

CEREBRAS SYSTEMS INC.

By:	/s/ Andrew D. Feldman
Name:	Andrew D. Feldman
Title:	Chief Executive Officer

No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933, as amended.